1739 University Ave #339 Oxford, MS 38655 Tel: 1.601.213.3629 Fax: 1.601.213.3844 www.ModernTechnologycorp.com Stock Symbol: MODC

4 July 2007

RE: Expanded Letter of Intent re Acquisition of VitalCare

Dear Mr. McDougal:

The purpose of this letter is to outline the manner in which VitalCare Technology Enterprises (SELLER) shall sell to Modern Technology Corp (BUYER) 100% of its Assets. This Letter of Intent outlines the non-binding proposal by BUYER to purchase 100% of SELLER's Assets, and to outline the assets SELLER will have at the time of acquisition, subject to the terms of a Definitive Asset Purchase Agreement (as defined below), on the following principal terms and conditions and as outlined in the attached Term Sheet - Exhibit A.

We understand VitalCare represents to us its current operations and business as the following:

VitalCare Technology Enterprises (VCTE) is a company specializing in providing Administrative, Marketing, Business Development, Strategic Planning, Clinical Oversight and Investor Relations Services to the Healthcare, Nutrition and Fitness Industries, with an emphasis in bringing "Cutting Edge" bio-technology, healthcare and nutritional products and services direct to consumers. VCTE has several service and product divisions, the first of which is Hemorrhoid Removal Centers of West Los Angeles, LLC (HRC), the first of a network of patient care clinics focusing on the diagnosis and non-surgical treatment of acute symptomatic internal and mixed hemorrhoid disease using minimally invasive Infrared Laser technology and the hemorrhoid arterial ligation (H.A.L.) procedure using the KM-25. Recently, VCTE has identified other potential strategic partnerships with both gastroenterologists as well as naturopathic medical specialists providing colonic therapy. VCTE will be increasing patient referrals to its clinics and healthcare providers by building stronger relationships within these two groups of healthcare practitioners. In March 2007, VCTE entered a management and clinical consulting agreement with the Institute of Sleep Wellness (ISW / SleepWell Centers, Inc.), which is a network of Sleep Labs established in the Southern California region, providing polysomnography services to people at risk of Obstructive Sleep Apnea (OSA). VCTE has clinical specialists in the field of Pulmonary medicine who've worked with Acute Care Providers as well as Durable Medical Equipment and Home Health companies in establishing clinical protocols for early detection and screening as well as therapeutic interventions for patients suffering from OSA. VCTE's healthcare team will be providing clinical oversight in developing an OSA Disease Management Program to be further utilized by ISW / SleepWell Centers and offered to ISW's contracted HMO's who are looking to reduce their cost of services, yet provide quality diagnostic services and alternative screenings for their OSA patients. In late March 2007, VCTE entered into an investor relations agreement with Goldleaf Ventures, Inc. dba, PROMARI Corporation to assist PROMARI with raising capital for completing their final Beta testing of their information platform. PROMARI Corporation is an Information Technology company with a new proprietary database management system which has been designed within HIPPA guidelines to establish itself as the Worker's Comp patient database system which will overhaul the existing system within each State in the U.S. market. According to the CEO of PROMARI Corp, the new system can process a Worker's comp case in as little as 48 hours vs. the current database management system which takes between 90 and 180 days. In addition to this, the PROMARI system will save the States over 50% of the current cost to run the existing database management system. In April of 2007, VCTE entered into an exclusive agreement with Insight Medical Corporation to assist in the Marketing and Sales of their new cancer detection technology called "AnuCyte Cancer Detection System". VitalCare Technology Enterprises' team of marketing and sales experts utilizing their existing network of healthcare providers will work to establish Insight Medical as the leader in early cancer detection technology as it showcases "AnuCyte" as cutting edge cancer diagnostic technology. In May of 2007, VCTE's administrative team entered into a distributorship independent contractor agreement with Gano-Excel USA after VCTE's executive board spent several days in meetings and touring the 40,000 square foot North American distribution center, located in Irwindale, CA. Gano-Excel, with its world headquarters located in Malaysia, is a company that has developed a patented process for growing 6 species of Ganoderma Lucidum, an extremely rare and exotic herb found in the Rainforest of Malaysia, which is blended, using a proprietary method, with premium Brazilian coffee, cocoa and tea products. The business plan executes sales using a direct sales program. Only recently within the past decade have scientists been able to develop a process of commercially growing Ganoderma, despite knowledge of amazing healing properties of this herb dating back 4,000 years in ancient Chinese manuscripts. Every major US and European pharmaceutical company has studied and extracted various compounds from Ganoderma lucidum over the past 4 decades. An internet search will produce over 700,000 websites on Ganoderma alone. Gano-Excel USA is in its third year of continued growth in North America, reaching $1.5 million in monthly sales as a division of Gano-Excel Malaysia, a twelve year old company with over $500 million in annualized sales in 36 countries. VCTE setup their Gano-Excel website at www.myganoexcel.biz/teamvital. In June of 2007, VCTE entered into an exclusive sales and marketing agreement with Bionetworth, a Fitness and Nutrition company for the rights to market its unique product called "BIONX". Bionetworth is an 18 year old company based in San Diego, CA with a philosophy of a total and comprehensive approach to increasing human performance and longevity through specialized products offered through its internet website, www.bionetworth.com . VCTE will provide Bionetworth exclusive marketing and sales support for its nutritional supplement, "BIONX", throughout Mexico, Central and South America and assist in marketing "BIONX" in North America and Canada, although VCTE will have the exclusivity in the Latin markets. This product will fit nicely within VCTE's product lines, adding additional revenues to the company from the health and nutritional industries. Currently VCTE is evaluating a new technology that delivers pulsatile intravenous injections of insulin for patients receiving treatment for their type II diabetes. This new emerging technology uses an FDA approved, patented pulsatile intravenous insulin pump technology, referred to as PIIP-TherapyTM VCTE is currently in negotiations with medical specialists and healthcare providers who are pioneering this new treatment and will provide administrative, sales and marketing as well as investor relations services.

ACCOMPLISHMENTS:

VCTE is a Nevada Corporation based in Carson City, Nevada, owned by its principal operators. The Corporate office is located at 2050 Russett Way, Carson City, NV 89703. VCTE established a satellite office at 310 McArthur Way, Ste. B, Upland, CA 91786 for its Southern California Region.

VCTE established its first HRC clinic in West Los Angeles, CA and has been using the Redfield Corporation IRC 2100 Hemorrhoid System which uses infrared light to stimulate coagulation in the varicose vein of the colorectal area. This non-surgical system is primarily used on Grades I - III and some IV internal hemorrhoids. In addition to this, VCTE recently was introduced to and is planning on incorporating the use of the H.A.L-25 Procedure (hemorrhoid arterial ligation procedure) for Grades III and IV internal hemorrhoids by using the KM-25 lighted doppler anascope. Both of these technologies are FDA recognized medical devices and Medicare has established CPT Codes for billing and collection for these non-surgical treatments. The H.A.L.-25 Procedure has a Medicare CPT code of 46946 with a $400 allowable and private insurance paying upwards of $700 per procedure when performed in a doctor's office on an outpatient basis. VCTE will introduce these therapeutic modalities through the establishment and expansion of the Hemorrhoid Removal Center, LLC network (aka: HRC Clinics), so that the general public as well as healthcare providers can easily access these technologies. VCTE has an agreement to provide administrative services and clinical oversight to Hemorrhoid Removal Centers, LLC (aka: HRC Clinics), with the intention of expanding the clinics throughout the Western United States, the first located in West Los Angeles, CA in the Wilshire district.

IRC 2100 Hemorrhoid System is a minimally invasive procedure which uses Infrared Light Energy applied to the "feeder vessels" of the internal varicose vein (hemorrhoid) within the colorectal area, when the probe tip is set onto the surface of the tissue. Applied infrared energy causes coagulation (blood clot formation) within the feeder vessel which stops blood engorgement in the hemorrhoidal tissue. This stops the supply of blood and the body begins to slough off the tissue and forms an escar (scab) at the site. Pain is thereby reduced almost immediately upon the cessation of blood supply. After a few days, the escar tissue sloughs off and the hemorrhoid is gone.

Industry competition is virtually non-existent, especially in the area of acute symptomatic hemorrhoid disease, as most medical specialists have a natural disdain for working in the colorectal area of the human body. There are a few very small multi-specialty centers treating varicose veins or hemorrhoids operating in California, but none are offering non-surgical treatment for hemorrhoids, most are using the "Banding and / or Surgical removal" methodologies. In addition, none of these competitors have organized themselves in multiple markets working within a network of healthcare practitioners. As a result, none of them have come close to capturing full market share within anyone of the proposed demographic market regions described within this business plan, let alone on a national scale. Furthermore, these clinics are often hampered by a flawed organizational structure and they lack the clinical expertise for optimal patient outcomes. The only competitor that has established any degree of market penetration is Hemorrhoid Relief Centers, which is a small network of 10 multi-state clinics owned by a Chiropractor andhis wife who employ one medical doctor at each of theirclinic sites. Their primary strategy thus far has been to open one clinic in each market region as a stand alone. It does not appear that they have established any market control at this time. They have an extremely high turn-over rate of physician employeesand key support personnel due to low salary and poor corporate management support. At this time, there is only one primary competitor here in the Southern California market offering specialized treatment exclusive for Acute Symptomatic Hemorrhoid Disease, named Cedars Sinai Medical Center.Further investigation, VCTE has found that their radio ads are their primary direct to consumer marketing, with print ads as secondary.The primary treatment is a combination of "Surgically removing the tissue followed with a specialized Stapling technique", this according to marketing literature and their website.

VCTE will develop corporately owned / managed clinics within its six (6) planned Network Regions initially with an emphasis placed on recruitment of Board Certified Physicians (MD's and DO's) who are General Practitioners in small to medium size demographic market areas, following the "Wal-Mart" approach. Licensed Physicians within these demographic areas will be offered the opportunity to become Certified IRC 2100trained Independent Contract Physician Clients affiliated with the HRC Clinics through a contracted Medical Group provider. VCTE does not provide any direct or indirect patient care under its Management Service contract with HRC Clinics, it only provides administrative services. Each of the independent HRC Clinics will be setup as Limited Liability Companies.

Licensed Physicians within the planned Network Regions identified and recruited by VCTE authorized representatives will be offered an Independent Contractor opportunity through an independent Medical Group provider in addition to being given the opportunity to become Certified IRC 2100 trained Physicians who will work at the HRC Clinic(s). By focusing on small to medium size demographic market areas, it will allow for lower advertising costs to attract new patients through direct to consumer advertising. Since Medicare and Insurance carriers pay for the procedures under current guidelines, generating positive cashflow into the HRC clinic should be relatively easy. Conservative projections show a "Net Revenue" reaching $120,000.00 per clinic annually with only 15 procedures done weekly within a 3-day per week operation. Each HRC Clinic will be opened with a minimal investment capital of $150K (operating capital needed to run the clinic for 120 days without cashflow). If the clinic is opened using individual privateinvestor funding, the maximum term of investment will be three (3) years. The business plan calls forsix (6) Network Regionswith 5-6 HRC Clinicsopened per Region. Eachsecondary clinic will be opened from the "Net Revenues"of existing clinics during the development phase which is anticipated totake3-4 years. Total "NET" Revenues projected foreach5-6 HRC Clinic Network Region approaches $720,000.00 annually according to conservative hours of operation.

VCTE entered into a Management Service and Consulting Contract with the Institute of Sleep & Wellness (ISW / SleepWell Centers) in early 2007, for the purpose of providing administrative direction and marketing support to its network of three sleep labs in the greater southern California market. ISW/SleepWell Centers has a total of ten beds for providing 22 channel polysomnography (PSG) tests to patients who are being studied to determine if they have obstructive sleep apnea (OSA). This condition currently effects approximately 15-20% of the US population with only about 5% of those with OSA having completed a PSG study and been diagnosed. There are approximately 3,000 sleep labs currently in operation in the US market, however, due to the low numbers of sleep lab technologists currently trained, the existing demand will take approximately 120 years to test the current population. VCTE's objectives are to assist ISW / SleepWell Centers, Inc. in establishing more efficient processes to help them maximize their patient to technician ratio at each of their three sleep labs, provide clinical oversight to identify new emerging technologies, evaluate and execute more efficient clinical policies and procedures, provide clinical direction and assist with sales and marketing. Currently ISW's clinical protocols allow them a 1:2 ratio of one technician per two patients. VCTE will attempt to develop process flows and establish more efficient policies and protocols to obtain a 1:3 - 1:4 ratio. In addition, do to the high numbers of HMO patients being tested at very low reimbursement, it is imperative to identify other technologies currently on the market that may permit baseline studies to be performed in the patient's home under less direct supervision with CPAP Titration studies to be performed at ISW's sleep labs. Current market and technologic trends are moving toward independent "non-attended" studies, such as the 5 channel "bed bug" technology currently offered by Sleep Solutions, Inc. VCTE does not provide any direct patient care under this Management Service and Consulting Agreement with ISW / SleepWell Centers.

VCTE entered into an Agreement to assist in raising investment capital for PROMARI Corporation, a Texas based company founded two years ago, which has developed an information technology platform which streamlines the entire data management process for insurance claims processing, resulting in increased productivity, faster turn-around for claims processing and reporting for healthcare providers. In today's worker's compensation system, there needs to be a stronger more reliable and easier access platform in real-time with lower I.T. costs and PROMARI's system provides this solution. From the FROI and SROI to claims processing and reporting, PROMARI's system will manage the entire process, ensuring clean data, integrated checks and balances and an easy maintenance platform reducing costly mistakes and tedious error prone tasks. VCTE will be assisting PROMARI in raising investment capital by identifying and qualifying potential investors who recognize the accomplishments of PROMARI's team of experts in developing their new Information Technology and Billing and Claims processing. VCTE will submit non-disclosure agreements and investor packets to key associates VCTE feels are qualified and knowledgeable in the industry who can provide necessary working capital to permit PROMARI with completing their BETA Testing and then roll-out of their first system to the State of Ohio, Workman's Compensation Service. For VCTE's efforts, VCTE will receive a "Finder's Fee" on any successful transaction.

VCTE's Founders have tremendous knowledge and background in the healthcare and wellness industries as healthcare practitioners, authors, nutritional consultants, specialists in anti-aging, marketing and sales experts, and business executives. The Founders have formed VCTE as a bioscience technology development and acquisition company, with a goal of building multiple revenue streams through a model of continuous growth, strategic acquisitions and partnerships, and commercialization of emerging FDA approved medical device technologies. Dr. Marc Rose, Co-Founder said, "Forming this bioscience company was done in order to consolidate the clinical, business, and sales expertise of its executive team in order to vertically integrate their education, clinical skills and professional experience within the bioscience industry." In addition, VCTE will continue to identify other emerging bioscience technologies to help them develop business plans, strategic partnerships and marketing support, and raise investment capital, utilizing VCTE's broad network of licensed physicians and medical researchers to assist these emerging bio-tech companies with increasing their market share and executing their business plan.

We understand VitalCare Technology Enterprises (VCTE), as part of the Terms contemplated by this LOI and the prospective Definitive Asset Agreement, intends to:

- expand, establish, and otherwise promote the AnuCyte Cancer Detection System throughout its marketing areas and relationship networks.

1. Purchase Price; Payment Terms.

The value of the proposed purchase price is based upon 100% of the existing Assets, revenue, and value of SELLER's assets - See Exhibit A. This letter assumes SELLER will continue to be operated in the "ordinary course of business", that there is no material change to the business between the date of this letter and the close of the Definitive Agreement, and that SELLER not engage in unusual or substantial transactions that could jeopardize the assets contemplated in this Letter of Intent.

A Payment Schedule will be drafted in good-faith subsequent to the execution of this LOI. This Payment Schedule will contain such terms and conditions as to reasonably reflect VCTE's performance and valuation as measured and calculated over a five-year period subsequent to the execution of the Definitive Asset Purchase Agreement.

2. Assets to be purchased. - See Exhibit A

3. Due Diligence Review.

Commencing with the execution of this Letter of Intent, representatives of both parties shall conduct a due diligence review of the business activities of the other party (the "Due Diligence Review"). Parties shall cooperate fully concerning the Due Diligence Review, including without limitation affording the other party full and free access to personnel, properties, contracts, books, records, and all other documents and data. The results of the Due Diligence Review shall be satisfactory to both parties in their sole and absolute discretion. The Due Diligence period is twenty days from the date of the acceptance of this Letter of Intent. The BUYER and SELLER agree to return all documents to the other party at the end of the twenty-day Due Diligence review if a Definitive Agreement is not executed. The parties agree to treat as confidential all data, information and all other documents of the other party and shall not disclose such information without the prior written consent of the other party.

4. Approval.

The Definitive Agreement shall be subject to the approval of the following: (a) Board of Directors of BUYER; (b) the Board of Directors of SELLER; and (c) SELLER's shareholders if applicable.

5. Definitive Agreement.

SELLER and BUYER will immediately commence negotiating a definitive written Asset Purchase Agreement providing for the proposed transaction (a "Definitive Agreement"). The execution of any such Definitive Agreement would be subject to the satisfactory completion of the ongoing Due Diligence Review. As an interim goal both parties prefer to have a definitive agreement that is substantially approved by 20 July 2007.

6. Covenant Not to Compete.

In the Definitive Agreement, SELLER, and each of SELLER's officers, directors, and shareholders, both individually and as a group, will agree that they will not, directly or indirectly, through a subsidiary or otherwise, compete with the BUYER in its business for a period of five years after the Closing Date.

In consideration for this covenant, BUYER will pay to SELLER and such officers, directors and shareholders an amount to be agreed upon in the Definitive Agreement that shall be divided among them, as they shall so agree. The agreed amount of the Covenant Not to Compete is contemplated as part of the purchase price.

7. Representations, Warranties, and Conditions.

The Definitive Agreement will contain such representations, warranties, and conditions as are customary or appropriate for a transaction of this kind. The Definitive Agreement will also contain customary covenants governing the conduct of the business of SELLER during the period between execution of the Definitive Agreement and the consummation of the transaction contemplated in this letter of intent ("Closing").

8. Conditions to Closing.

The Closing will be conditioned upon the reasonable determination by the parties, that there has been no material adverse change as defined in the Definitive Agreement in the condition, financial or otherwise, of either party, from the date of the Definitive Agreement through the Closing date, provided however, that a material adverse change will not include a change with respect to, or effect on either party resulting from a change in law, rule, or regulation or GAAP, or changes in general economic conditions.

Prior to Closing, SELLER and BUYER shall have acquired any and all approvals required by any governmental entity having jurisdiction over the Definitive Agreement. In addition, each party shall cooperate fully with the other party in furnishing any necessary information required in connection with the preparation, distribution and filing of any filings, applications and notices which may be required by other federal, state and local governmental or regulatory agencies, including the Securities and Exchange Commission.

9. Intentionally omitted

10. Expenses.

Each party will bear its own expenses and costs of the transactions contemplated hereby, including, but not limited to, the fees of attorneys and financial advisors, except for a SEC-compliant financial audit of the SELLER's assets as may be required pursuant to Item 310 of Regulation SB, inter alia, the expense of which shall be paid for by BUYER.

11. Intentionally omitted.

12. Public Announcement/Confidentiality.

Neither party shall disclose other than to its financial accounting and legal advisors and to its senior personnel, and to their lenders and prospective investors, the terms or existence of the Letter of Intent or the contemplated transaction to any party, without the prior review and written approval of both parties, which approval shall not be unreasonably withheld. Subject to applicable law, any public announcement relating to this transaction and Letter of Intent will be mutually agreed upon and jointly made by the parties after such prior review and written approval, which approval shall not unreasonably be withheld. Upon execution by the parties, a timely disclosure of this Letter of Intent by public filings and/or Press Release is presumed and shall not be unreasonably delayed.

13. Governing Law.

This Letter of Intent and the Definitive Agreement shall be governed by, and construed in accordance with, the laws of Nevada, USA.

14. Binding Effect; Termination.

In the event the Definitive Agreement is not signed on or prior to July 30th, 2007, this Letter of Intent will terminate, unless extended by the parties, and except with respect to Paragraphs 9 through 12, inclusive, the parties shall no longer have any rights or obligations with respect to this Letter of Intent.

It is understood that this Letter of Intent does not contain all matters upon which agreement must be reached in order for the transaction to be consummated and does not constitute a binding commitment or agreement with respect to the transactions itself. A binding commitment or agreement with respect to the transaction itself will result only from the execution of a Definitive Agreement, subject to the terms and conditions expressed therein.

15. Confidentiality

The Buyer and Seller shall not disclose to any third person (other than its accountants, attorneys, consultants, employees, agents and other representatives for purposes of evaluating the Asset Purchase Agreement), except as may be required by applicable law, any information obtained pursuant to this Letter of Intent or otherwise in contemplation of the Asset Purchase Agreement at any time, unless such information is otherwise already known or is generally available to the public. In the event that the Agreement is not consummated by the Latest Closing Date as it may be hereafter extended, the buyer and seller shall promptly return all nonpublic information, documents and other written information containing information obtained pursuant to this Letter of Intent, including any item obtained in any investigation permitted pursuant to this Letter of Intent, and any copies thereof.

Sincerely yours, Agreed to and accepted by:

_________________________                                                             ______________________ // __________________

(BUYER)                                                                                                       (SELLER)                                      (SELLER)

By: Anthony K. Welch                                                                              By:                                                 By:

Title: Chairman/CEO                                                                                   Title: President/CEO                   Title: Director/Treasurer

EXHIBIT A

Asset Purchase Term Sheet

Purchase Price

USD$5,000,000

Final valuation to be determined pursuant to due diligence and final purchase price calculated pursuant to revenue and profitability milestones achieved over 5 years, the reasonable terms of which to be memorialized in the Definitive Asset Purchase agreement contemplated by this Letter of Intent.

Anticipated Closing Date	July 20th, 2007. Pending all legal review, due diligence review, and approval. If such approval occurs after such date, then closing shall take place as soon as possible.

Purchase Terms

USD$5,000,000 in the Form of a Series A Convertible Preferred Stock with conversion terms and schedules to be agreed upon by the Parties within a reasonable time and with reasonable terms concurrently to or subsequent to the execution of the contemplated Definitive Asset Purchase Agreement. These conversion terms and the ability to receive the total amount of USD$5Mill in Series A Convertible Preferred Stock shall be predicated upon certain revenue and profit milestones obtained within 5 years. The final terms of these milestones shall be terms of the Definitive Asset Purchase Agreement. No unreasonable restrictions, if any, will be placed on the rights of the Preferred Stockholders to convert their stock into Common Stock of BUYER.

Warrants given seller the right to received up to 4,000,000 shares of BUYER's Common Stock in amounts not to exceed 4.99% of SELLER's then current ownership of BUYER's Common Stock as calculated based upon the then current number of issued and outstanding shares of Common stock.

BUYER shall pay SELLER 4.99% (1,000,000 shares, as of July 4 2007)) of the issued and outstanding Common Stock of Modern Technology Corp as a good-faith deposit on the purchase of VitalCare.
Applicable employees of SELLER to receive employment contracts for a reasonable period and with reasonable terms with salaries. The Parties are open to stock-compensation formulae and agree to include stock compensation in the contemplated employment agreements.
SELLER will be given the authority to raise funding with 100% of funds raised by SELLER's efforts, to be controlled 100% by SELLER for its purposes at the discretion of SELLER and its Board of Directors. BUYER agrees to approve funding agreement that contain reasonable terms.

A Sunset Clause whereby BUYER's Board of Directors will resign and SELLER's Board shall control and manage the Company. The Sunset clause will have certain reasonable performance goals regarding funding by SELLER.

BUYER agrees to maintain current public filings with the SEC in the event SELLER can provide adequate funding for this purpose.

BUYER agrees to grant SELLER an exclusive right to sell and market the company's cancer detection service. This right shall be subject to usual and customary expiration dates and reasonable performance criteria on the part of SELLER.

Assets Acquired

All current assets of SELLER included in the transaction will be listed in an Attachment to the Definitive Agreement and will include 100% of all assets and stock of SELLER, SELLER's cash less current liabilities (Working Capital), Accounts Receivable, Fixed Assets, Deposits, prepaid expenses, and existing sales contracts, licenses, patents, trademarks, proprietary lists or information material to business, subsidiaries and any and all assets deemed necessary to the operation of said enterprise not yet contemplated.

All terms subject to the completion of due diligence, financing acceptable to Buyer, the Definitive Agreement, and approval by the Board of Directors of both BUYER and SELLER, as well as the shareholders of SELLER, if applicable. This Exhibit A, on two pages is Approved:

_________________________                                                             ______________________ // __________________

(BUYER)                                                                                                       (SELLER)                                      (SELLER)

By: Anthony K. Welch                                                                              By:                                                 By:

Title: Chairman/CEO                                                                                   Title: President/CEO                   Title: Director/Treasurer